News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND FISCAL QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 20, 2022 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2022.

The Company reported an 11.5% increase in its net income for the three months ended March 31, 2022, to $1,679,000 compared with net income of $1,506,000 for the three months ended March 31, 2021. Net income for the six months ended March 31, 2022 was $3,372,000 compared with net income of $2,843,000 for the six months ended March 31, 2021.

Basic and diluted earnings per share were $0.25 for the three months ended March 31, 2022 compared to $0.21 for the three months ended March 31, 2021. Basic and diluted earnings per share were $0.50 for the six months ended March 31, 2022 compared to $0.40 for the six months ended March 31, 2021.

“Through the first half of our fiscal year, we have steadily put to work the funds raised during our second step conversion,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Strong underwriting and prudent balance sheet management has resulted in an 18% increase in net income for the first six months, trending ahead of what was a record year for the Company in fiscal 2021. In addition, despite inflationary pressures, the Bank has been able to control expenses and we believe our balance sheet is well positioned for a rising rate environment.”

Results of Operations for the Three Months Ended March 31, 2022

Net income increased $173,000, or 11.5%, to $1.7 million during the three month period ended March 31, 2022 compared with the three month period ended March 31, 2021, due to lower provisions for loan loss and non-interest expenses, partially offset by lower non-interest income.

The Company’s net interest and dividend income was unchanged at $6.4 million for the quarter ended March 31, 2022 from the quarter ended March 31, 2021. A $56.1 million increase in the average balance of net interest-earning assets between periods was offset by a 27 basis point decrease in the Company’s net interest margin to 3.37% for the three months ended March 31, 2022 from 3.64% for the three months ended March 31, 2021.

Interest and dividend income decreased $219,000, or 3.1%, to $6.9 million for the three months ended March 31, 2022 from $7.1 million for the three months ended March 31, 2021. The decrease was attributable to a 41 basis point decline in yield on interest-earning assets, partially offset by higher average balances of interest-earning assets, which increased $39.3 million between periods. The lower yield on interest-earning assets was attributable to lower yields on loans receivable, which decreased 16 basis points to 4.44% for the three months ended March 31, 2022 compared with 4.60% for the three months ended March 31, 2021 as well as higher average balances of lower yielding interest-earnings deposits, which increased $23.1 million, or 47.2%, between periods.

Interest expense decreased $218,000, or 29.3%, to $526,000 for the three months ended March 31, 2022 compared with the three months ended March 31, 2021. The cost of interest-bearing liabilities decreased 17 basis points to 0.42% for the three months ended March 31, 2022 compared with 0.59% for the three months ended March 31, 2021 resulting from lower market interest rates between periods. In addition, the average balance of interest-bearing liabilities decreased $16.8 million, or 3.3%, to $492.6 million due to the repayment of borrowings between the two periods.

The Company’s provision for loan losses was $71,000 for the three months ended March 31, 2022 compared to $467,000 for the three months ended March 31, 2021. The lower provisions for loss resulted from lower adjustments to the Company’s historical loan losses related to the COVID-19 pandemic’s anticipated impact on the Company’s consumer and business loan portfolios. In addition, the Company recorded $1,000 in net recoveries during the three months ended March 31, 2022 compared with $43,000 in net charge-offs during the three months ended March 31, 2021.

Non-interest income decreased $365,000, or 39.0%, to $572,000 during the three months ended March 31, 2022 compared to $937,000 for the three months ended March 31, 2021. Fees for other customer services were $0 for the three months ended March 31, 2022 compared with $303,000 for the three months ended March 31, 2021. The fees in the 2021 quarter were earned from the Small Business Relief Grant program offered in response to the COVID pandemic for which the Company received a fee of 3.0% of the grants it assisted with processing. In addition, the Company did not receive any interest rate swap fees during the three months ended March 31, 2022 compared with $107,000 during the three months ended March 31, 2021. However, the Company recorded higher gains from the sales of loans, which were $139,000 for the three months ended March 31, 2022 compared with $106,000 for the three months ended March 31, 2021.

Non-interest expenses decreased $181,000, or 3.9%, to $4.5 million during the three months ended March 31, 2022 from $4.7 million during the three months ended March 31, 2021. The decrease was primarily attributable to professional fees, which decreased $205,000, or 43.2%, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans. FDIC deposit insurance assessment premiums and loan servicing expenses decreased $78,000 and $76,000, respectively, from the Company’s higher capital levels and lower levels of non-performing loans. Partially offsetting these decreases were higher compensation and other expenses. Compensation and benefit expense increased $71,000, or 2.7%, due to annual merit increases as well as expenses for the employee stock ownership plan resulting from the Company’s stock offering in July 2021. Other expenses increased $69,000, or 17.8%, from higher expenses related to being a fully public company as well as annual increases in vendor contracts.

The Company recorded tax expense of $690,000 on pre-tax income of $2.4 million for the three months ended March 31, 2022, compared to $652,000 on pre-tax income of $2.2 million for the three months ended March 31, 2021. The Company’s effective tax rate for the three months ended March 31, 2022 was 29.1% compared with 30.2% for the three months ended March 31, 2021.

Results from Operations for the Six Months Ended March 31, 2022

Net income increased $529,000, or 18.6%, to $3.4 million during the six-month period ended March 31, 2022 compared with $2.8 million for the six-month period ended March 31, 2021 due to higher net interest and dividend income, lower provisions for loan loss and lower non-interest expenses, partially offset by lower non-interest income.

The Company’s net interest and dividend income increased $391,000, or 3.1%, to $12.8 million for the six months ended March 31, 2022 from $12.4 million for the six months ended March 31, 2021. The increase was attributable to a $61.0 million increase in the average balance of net interest-earning assets, partially offset by a 6 basis point decrease in the Company’s net interest margin to 3.45% for the six months ended March 31, 2022 compared to 3.51% for the six months ended March 31, 2021.

Interest and dividend income decreased $212,000, or 1.5%, to $13.9 million for the six months ended March 31, 2022 from $14.1 million for the six months ended March 31, 2021. The decrease was attributable to a 24 basis point decline in yield on interest-earning assets, partially offset by higher average balances of interest-earning assets, which increased $34.1 million between periods. The lower yield on interest-earning assets was attributable to lower yields on investment securities, which decreased 29 basis points to 1.31% for the three months ended March 31, 2022 compared with 1.60% for the six months ended March 31, 2021 as well as higher average balances of lower yielding interest-earnings deposits, which increased $26.4 million, or 51.0%, between periods.

Interest expense decreased $603,000, or 35.5%, to $1.1 million for the six months ended March 31, 2022 compared with the six months ended March 31, 2021. The cost of interest-bearing liabilities decreased 21 basis points to 0.45% for the three months ended March 31, 2022 compared with 0.66% for the six months ended March 31, 2021 resulting primarily from lower market interest rates between periods. In addition, the average balance of interest-bearing liabilities decreased $26.8 million, or 5.2%, to $487.2 million due to the repayment of borrowings between the two periods.

The Company’s provision for loan losses was $171,000 for the six months ended March 31, 2022 compared to $1.1 million for the six months ended March 31, 2021. The lower provisions for loan loss resulted from lower adjustments to the Company’s historical loan losses related to the COVID-19 pandemic’s anticipated impact on the Company’s consumer and business loan portfolios. In addition, the Company recorded $54,000 in net recoveries during the six months ended March 31, 2022 compared with $47,000 in net recoveries during the six months ended March 31, 2021.

Non-interest income decreased $941,000, or 43.5%, to $1.2 million during the six months ended March 31, 2022 compared to $2.2 million for the six months ended March 31, 2021. Fees for other customer services were $0 for the six months ended March 31, 2022 compared with $768,000 for the six months ended March 31, 2021. The fees during the 2021 fiscal period were earned from the Small Business Relief Grant program offered in response to the COVID pandemic for which the Company received a fee of 3.0% of the grants it assisted with processing. In addition, the Company did not receive any interest rate swap fees during the six months ended March 31, 2022 compared with $208,000 during the six months ended March 31, 2021. However, the Company recorded higher gains from the sales of loans, which were $420,000 for the six months ended March 31, 2022 compared with $369,000 for the six months ended March 31, 2021.

Non-interest expenses decreased $286,000, or 3.0%, to $9.1 million during the six months ended March 31, 2022 from $9.4 million during the six months ended March 31, 2021. The decrease was primarily attributable to professional fees, which decreased $345,000, or 34.4%, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans. OREO, FDIC deposit insurance assessment premiums and loan servicing expenses decreased $151,000, $150,000 and $115,000, respectively, from lower OREO valuation allowances, higher capital levels and lower levels of non-performing loans. Partially offsetting these decreases were higher compensation and other expenses. Compensation and benefit expense increased $225,000, or 4.4%, due to annual merit increases and higher professional development expenses as well as higher expenses for the employee stock ownership plan resulting from the Company’s stock offering in July 2021. Other expenses increased $112,000, or 15.1%, from higher expenses related to being a fully public company as well as annual increases in vendor contracts.

The Company recorded tax expense of $1.4 million on pre-tax income of $4.7 million for the six months ended March 31, 2022, compared to $1.2 million on pre-tax income of $4.1 million for the six months ended March 31, 2021. The Company’s effective tax rate for the six months ended March 31, 2022 was 28.8% compared with 30.0% for the six months ended March 31, 2021.

Balance Sheet Comparison

Total assets increased $32.7 million, or 4.2%, to $806.7 million at March 31, 2022 compared to $774.0 million at September 30, 2021. The increase was attributable to higher balances of investment securities and loans receivable, net of allowance for loan loss, partially offset by lower balances of cash and interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $19.9 million, or 26.5% to $55.3 million at March 31, 2022 from $75.2 million at September 30, 2021 as funds were used for loan originations and investment security purchases during the six months ended March 31, 2022.

At March 31, 2022, investment securities totaled $95.3 million, reflecting an increase of $24.7 million, or 35.0%, from September 30, 2021. The Company purchased seven mortgage-backed securities totaling $16.4 million, seven callable U.S. government-sponsored enterprise bonds totaling $12.3 million, and one municipal bond totaling $600,000 during the six months ended March 31, 2022. Offsetting the purchases were payments from mortgage-backed securities totaling $3.7 million and unrealized losses on securities available-for-sale totaling $795,000 during the six months ended March 31, 2022.

Investment securities at March 31, 2022 consisted of $64.6 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $24.8 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, $2.7 million in municipal bonds and $233,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the six months ended March 31, 2022.

Total loans receivable increased $23.8 million, or 4.0%, to $618.5 million during the six months ended March 31, 2022 and were comprised of $317.7 million (51.4%) in commercial real estate loans, $206.1 million (33.3%) in one- to four- family residential mortgage loans, $48.9 million (7.9%) in commercial business loans, $26.9 million (4.4%) in construction loans, $15.6 million (2.5%) in home equity lines of credit, and $3.3 million (0.5%) in other loans. Included with the commercial business loans were $5.2 million in PPP loans. The increase in total loans receivable during the six months ended March 31, 2022 occurred in commercial real estate loans, which increased $36.8 million, or 13.1%, in construction loans, which increased $6.5 million, or 31.9%, and in one- to four- family residential real estate loans (including home equity lines of credit), which increased $757,000, or 0.3%. Partially offsetting these increases were decreases in commercial business loans, which decreased $19.8 million (PPP loans decreased $19.9 million), and other loans, which decreased $459,000.

Total non-performing loans decreased $2.3 million, or 27.3%, to $5.9 million at March 31, 2022 from $8.2 million at September 30, 2021. During the six months ended March 31, 2022, five loans totaling $1.0 million were repaid in full and three loans totaling $1.3 million were paid current by the borrowers. There were no additions to the non-performing loans during the six months ended March 31, 2022. The ratio of non-performing loans to total loans decreased to 0.96% at March 31, 2022 from 1.37% at September 30, 2021.

The allowance for loan loss increased $225,000 during the six months ended March 31, 2022 to $8,300,000. The increase was attributable to $171,000 in provisions for loan loss and $54,000 in net recoveries from loans previously charged off.

The allowance for loan losses as a percentage of non-performing loans increased to 140% at March 31, 2022 from 99% at September 30, 2021. Our allowance for loan losses as a percentage of total loans was 1.34% at March 31, 2022 compared with 1.36% at September 30, 2021. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

OREO increased $13,000, or 2.0%, to $649,000 during the six months ended March 31, 2022 from capital improvements to one property in order to market it for sale. At March 31, 2022, of the two properties that remain in the OREO portfolio, one is under contract of sale and the other is listed for sale.

Total deposits increased $35.4 million, or 5.5%, to $675.2 million during the six months ended March 31, 2022. The inflow in deposits occurred in money market accounts, which increased $19.8 million, or 10.5%, to $207.7 million, in non-interest bearing checking accounts, which increased $16.4 million, or 9.0%, to $198.4 million, in interest-bearing checking accounts (NOW), which increased $16.3 million, or 22.9%, to $87.6 million, and in savings accounts, which increased $5.5 million, or 6.7%, to $87.2 million. These increases were partially offset by a decrease in certificates of deposit (including individual retirement accounts), of $22.6 million, or 19.4%, to $94.3 million. We believe that deposit inflows were the result of a combination of supply chain issues negatively affecting depositors’ ability to spend and depositors’ continued preference for liquidity that began with the onset of the pandemic.

Borrowings decreased $4.2 million, or 18.0%, to $19.2 million at March 31, 2022 from $23.4 million at September 30, 2021. The repayment of matured term borrowings from the Federal Home Loan Bank of New York accounted for the decrease.

The Company’s book value per share increased to $14.00 at March 31, 2022 from $13.76 at September 30, 2021. The increase was due to the Company’s results from operations, partially offset by dividends totaling $0.15 per share paid during the six months ended March 31, 2022.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Income Statement Data:
Interest and dividend income	$6,903	$7,122	$13,912	$14,124
Interest expense	526	744	1,097	1,700
Net interest and dividend income	6,377	6,378	12,815	12,424
Provision for loan losses	71	467	171	1,107
Net interest and dividend income after
provision for loan losses	6,306	5,911	12,644	11,317
Non-interest income	572	937	1,222	2,163
Non-interest expense	4,509	4,690	9,130	9,416
Income before income tax expense	2,369	2,158	4,736	4,064
Income tax expense	690	652	1,364	1,221
Net income	$1,679	$1,506	$3,372	$2,843

Per Share Data:
Basic and diluted earnings per share*	$0.25	$0.21	$0.50	$0.40
Diluted earnings per share*	$0.25	$0.21	$0.50	$0.40
Book value per share, at period end	$14.00	$10.24	$14.00	$10.24

Selected Ratios (annualized):
Return on average assets	0.84%	0.80%	0.85%	0.75%
Return on average equity	6.84%	10.33%	6.72%	9.53%
Net interest margin	3.37%	3.64%	3.45%	3.51%

*	As a result of the second-step conversion, the number of shares for the three and six months ended March 31, 2021 were adjusted to reflect the 1.2213 exchange ratio.

	March 31,	September 30,
	2022	2021
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$806,665	$773,990
Total loans receivable	618,452	594,617
Allowance for loan losses	8,300	8,075
Investment securities - available for sale, at fair value	10,987	12,927
Investment securities - held to maturity, at cost	84,300	57,660
Deposits	675,249	639,814
Borrowings	19,150	23,356
Shareholders' Equity	99,398	97,641

Asset Quality Data:
Non-performing loans	$5,929	$8,160
Other real estate owned	649	636
Total non-performing assets	$6,578	$8,796
Allowance for loan losses to non-performing loans	139.99%	98.96%
Allowance for loan losses to total loans receivable	1.34%	1.36%
Non-performing loans to total loans receivable	0.96%	1.37%
Non-performing assets to total assets	0.82%	1.14%
Non-performing assets to total equity	6.62%	9.01%